EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact:	Duff Anderson Solebury Communications Group 678-421-3800 IR@primedia.com

PRIMEDIA REPORTS FIRST QUARTER 2010 RESULTS
– Announces Regular Quarterly Dividend –

ATLANTA (April 29, 2010) – PRIMEDIA Inc. (NYSE: PRM), a leading provider of online, print and mobile platforms that provide consumers with tools and information they need to find a place to live, today reported results for the first quarter ended March 31, 2010.

First Quarter Highlights

•	Total revenue of $59.3 million, a $9.1 million decrease compared to first quarter 2009.
•	Apartments revenue of $49.1 million, a $2.9 million decrease compared to first quarter 2009.
•	Adjusted EBITDA of $15.8 million, a $4.3 million increase compared to first quarter 2009.
•	Adjusted EBITDA margin increased to 26.6% from 16.7% for first quarter 2009.
•	Income from Continuing Operations of $2.5 million, or $0.06 per common share.
•	Net Income of $1.7 million, or $0.04 per common share.

Adjusted EBITDA is a non-GAAP financial measure that is described and reconciled to the corresponding GAAP measure in the accompanying Financial Tables.

“During the quarter, we reduced our operating expenses by over 20% year-over-year and increased Adjusted EBITDA by over 37%, despite adverse economic and market conditions that impacted pricing and revenue compared to first quarter 2009,” said Charles Stubbs, president and CEO of PRIMEDIA.

“In our Apartments businesses, we grew our consumer audience, client count and the number of quality leads we provide to our clients. Our Apartments/Rentals Family of Sites was ranked #1 among its competitors in both unique visitors and visits in March 2010, and has maintained a top two ranking since May 2009.* We also reinforced our position at the forefront of mobile innovation by launching our Apartment Guide iPad app in early April. We continued to produce more leads for our clients on a quarterly and year-over-year basis, and leads from our Internet and mobile platforms now represent more than 75 percent of the total leads we deliver to our advertiser clients.

“PRIMEDIA has a strong financial foundation, and we will continue to permanently streamline our cost structure, while investing in innovative growth opportunities to enhance long-term shareholder value,” added Mr. Stubbs.

First Quarter Revenue and Operations

Apartments – Apartment Guide, ApartmentGuide.com, Rentals.com and RentalHouses.com
The Apartments division, representing approximately 93% of first quarter 2010 advertising revenue, declined by 5.5% to $49.1 million from $52.0 million in first quarter 2009.

Apartment Guide, including ApartmentGuide.com, increased client count and grew the number of apartment community listings, while revenue declined 5.6%, primarily due to a decline in revenue per community served. The Company anticipates continuing declines in revenue per community served as it increases the number of communities served, at least in the shorter term, as lower effective rents continued to pressure pricing in many markets.

Rentals.com and RentalHouses.com revenue, the Company’s online single-unit real estate rental product line, decreased by 4.1% compared to first quarter 2009, primarily due to a decrease in paid listings through the self-provisioning feature of its websites, partially offset by an increase in the number of listings generated from property managers.

New Homes – NewHomeGuide.com, AmericanHomeGuides.com
Revenue from New Homes, representing approximately 7% of first quarter 2010 advertising revenue, declined by 40.0% to $3.6 million from $6.0 million in first quarter 2009. The Company anticipates continued pressure on this business for the foreseeable future and remains focused on reducing costs to offset expected revenue declines and maintaining close relationships with its advertising clients to best position this business for opportunities as macroeconomic conditions improve.

DistribuTech
DistribuTech, the Company’s distribution function, generated revenue of $6.6 million, compared to $10.4 million in first quarter 2009, a 37.1% decline. This decline was primarily due to the planned reduction of retail locations serviced and the impact of lost business from third-party customers. The Company’s overall distribution strategy is to reduce print distribution costs and eliminate less effective locations, while focusing efforts on retaining and servicing locations that produce the best results for PRIMEDIA advertisers.

Business Trends and Outlook

As measured by leads, the greater proportion of the value the Company now delivers to its clients on a national basis has shifted to its digital products and services, and the Company expects its advertiser clients to increasingly favor more digital products and services in their advertising budgets. In addition, the Company is aggressively pursuing enhancements to its product portfolio to provide more flexibility to its clients, based on specific markets and market segments, to purchase more customized mixes of products, product features and services on a stand-alone and package basis. These enhancements are intended to maximize clients’ advertising ROI and provide an opportunity for the Company to grow revenue as it continues to grow client count.

Given general economic and market conditions, the Company has limited visibility around 2010 revenue. For Apartments, the Company currently expects to see a 5.5% - 6.5% year-over-year decline in second quarter 2010 revenue. The Company also expects year-over-year declines in second quarter 2010 revenue of approximately $1.5 million for New Homes and $2.5 million for DistribuTech.

Other First Quarter Financial Highlights

Operating Expenses
The decrease in Operating Expenses by 23.6% to $43.6 million was driven primarily by reductions in Distribution and Circulation, Sales and Marketing, Cost of Sales, and General and Administrative. This decrease reflects the results of on-going cost-cutting initiatives, including reformatting print guides, distribution optimization and position eliminations, partially offset by an incremental increase in spending for Internet product development and SEM (search engine marketing).

Adjusted EBITDA
Total Adjusted EBITDA increased by 37.5% to $15.8 million, compared to first quarter 2009. This result reflects lower operating expenses of $13.4 million, offset by a decrease in revenue of $9.1 million. Adjusted EBITDA as a percentage of total net revenue increased to 26.6% from 16.7% in first quarter 2009.

Income and Earnings per Share from Continuing Operations
Income from continuing operations increased to $2.5 million from $(0.3) million in first quarter 2009. Diluted earnings per share from continuing operations increased $0.07 to $0.06 from $(0.01) in first quarter 2009. These increases were primarily due to increased Adjusted EBITDA, lower provision for restructuring costs, and lower interest expense, partially offset by an increase in provision for income taxes of $1.8 million and a decrease in other income, net due to a gain on the sale of a cost-method investment of $1.8 million recognized in first quarter 2009.

Net Income and Earnings per Share
Net income increased $1.3 million to $1.7 million compared to $0.4 million in first quarter 2009. This improvement was due to increased income from continuing operations, partially offset by a $1.5 million decrease in income from discontinued operations, net of tax. Earnings per share was $0.04.

Free Cash Flow and Capital Expenditures
Free cash flow was $(7.6) million, compared to $(5.9) million for first quarter 2009. This change was primarily due to a decrease in net cash provided by operating activities and an increase in capital expenditures. The Company invested $2.9 million in capital expenditures, compared to $2.0 million in first quarter 2009. Free cash flow is a non-GAAP financial measure that is described and reconciled to the corresponding GAAP measure in the accompanying Financial Tables.

Balance Sheet
As of March 31, 2010, the Company’s cash and cash equivalent balance was $7.1 million, compared to $14.4 million as of March 31, 2009. The Company had debt, net of cash, of $226.4 million at March 31, 2010, compared to net debt of $237.8 million at March 31, 2009.

Dividend
The Board of Directors of the Company has authorized a regular quarterly cash dividend of $0.07 per share of common stock, payable on or about May 19, 2010, to stockholders of record on May 10, 2010.

Conference Call
The Company will host a conference call and audio webcast with investors, analysts and other interested parties today at 10:00 A.M. Eastern time. The call can be accessed live over the phone by dialing 1-877-941-8416 or for international callers, 1-480-629-9808. The passcode is 4281294. Additionally, a live audio webcast will be available to interested parties for a limited time only at www.primedia.com under the Investor Relations section.

A recorded version will be available after the conference call at 1-800-406-7325 in the U.S. or 1-303-590-3030 if you are outside the U.S. The replay ID is 4281294. The recorded version will be available shortly after the completion of the call until midnight, Eastern time, May 13, 2010.

*Monthly rankings based on comScore Real Estate category of sites as custom-defined by PRIMEDIA to compare the following sites: PRIMEDIA Apartments/Rentals Network, Rent.com, Apartments.com, ForRent.com Sites, MyNewPlace.com, NCI Rental Sites and Move.com Rentals.

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About PRIMEDIA Inc.

PRIMEDIA Inc. helps millions of consumers nationwide find a place to live through its innovative online, print and mobile solutions. From publishing its flagship advertising-supported Apartment Guide since 1975 to launching industry-leading online real estate destinations such as ApartmentGuide.com, Rentals.com and NewHomeGuide.com, PRIMEDIA continues to simplify the consumer home search and drive leads that result in occupancy for property managers, landlords, new home builders and real estate professionals. For more information, visit www.primedia.com.

Forward-looking Statements
This release contains forward-looking statements as that term is used under the Private Securities Litigation Reform Act of 1995. When used in this release, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend” and similar expressions identify forward-looking statements. These forward-looking statements are based on the current assumptions, expectations and projections of the Company’s management about future events, and the Company can give no assurance that they will prove to be correct. These forward-looking statements are subject to risks and uncertainties, including those detailed from time to time in the Company’s filings with the Securities and Exchange Commission, that may cause the Company’s actual results to differ materially from those indicated in these forward-looking statements. Many of these risks and uncertainties are beyond the ability of the Company to control or predict. These potential risks and uncertainties include, among others, general economic trends and conditions and, in particular, related adverse trends and conditions in the apartment leasing and new home sales sectors of the residential real estate industry, as well as changes in technology and competition; the implementation and results of the Company’s ongoing strategic and cost-cutting initiatives; the demand by customers for the Company’s products and services; and expenses or adverse results from litigation. The Company cautions you not to place undue reliance on these forward-looking statements. All information in this release is as of April 29, 2010. The Company undertakes no duty to update or otherwise revise the information contained in this release.

PRIMEDIA, Apartment Guide, ApartmentGuide.com, Rentals.com, RentalHouses.com and NewHomeGuide.com are trademarks and/or registered trademarks of PRIMEDIA Inc. iPad is a registered trademark of Apple, Inc. Other company names and products may be trademarks of their respective owners.
© PRIMEDIA Inc. 2010. All rights reserved.

Financial Tables follow

PRIMEDIA Inc.
Financial Tables (Unaudited)
($ in thousands, except per share amounts)(A)

Operational Data (Including Reconciliation of Adjusted EBITDA to Net Income)
		Three Months Ended
		March 31,
	2010		2009

Revenue, Net:
Apartments	$49,142		$52,009
New Homes	3,618		6,031
Total Advertising Revenue	52,760		58,040
Distribution	6,550		10,418
Total Revenue, Net	59,310		68,458

Cost of Goods Sold	4,741		6,529
Marketing and Selling	18,348		20,254
Distribution and Circulation	11,545		19,215
General and Administrative Expenses	8,921		11,004
Total Operating Expenses	43,555		57,002

Adjusted Earnings before Interest, Taxes, Depreciation, Amortization
and Other Credits (Charges) (B) (Adjusted EBITDA) (C)	15,755		11,456

Depreciation and Amortization of Property and Equipment	(3,110)		(3,476)
Amortization of Intangible Assets	(1,389)		(619)
Non-Cash Compensation	(688)		(462)
Provision for Restructuring Costs	(2,961)		(4,289)
Interest Expense	(2,921)	(D)	(4,248)	(D)
Amortization of Deferred Financing Costs	(227)		(225)
Other Income, Net	335		2,089	(E)
Income Before Provision for Income Taxes	4,794		226

Provision for Income Taxes	(2,305)		(503)

Income (Loss) from Continuing Operations	2,489		(277)

Discontinued Operations	(792)	(F)	665	(F)
Net Income	$1,697		$388
Basic and Diluted Earnings (Loss) per Common Share:
Continuing Operations	$0.06		$(0.01)
Discontinued Operations	(0.02)		0.02
Net Income	$0.04		$0.01

Basic Common Shares Outstanding (weighted-average)	44,147,667		44,119,293

Diluted Common Shares Outstanding (weighted-average)	44,267,467		44,119,293

Capital Expenditures, net	$2,945		$2,037

Balance Sheet Data

	At March 31,		At December 31,		At March 31,
	2010		2009		2009

Cash and cash equivalents	$7,131		$9,472		$14,417
Total debt, including current maturities	$233,526		$225,271		$252,262
Common shares outstanding	44,210,659		44,146,959		44,047,691

Reconciliation of Free Cash Flow to Cash Provided By Operating Activities

	Three Months Ended March 31,
	2010	2009

Net cash used in operating activities	$(4,500)	$(3,628)

Additions to property and equipment	(2,945)	(2,037)
Capital lease payments	(121)	(191)

Free Cash Flow (G)	$(7,566)	$(5,856)

Supplemental information:

Cash paid for interest (including interest on capital leases and restructured contracts)	$2,284	$4,655

Cash refunded for taxes, net	$3	$18

(A) Slight variations due to rounding.

(B) Other credits (charges) include non-cash compensation and provision for restructuring costs.

(C) Use of the Term Adjusted EBITDA - Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, amortization, non-cash compensation, provision for restructuring costs and other. The Company believes that adjusted EBITDA provides useful information to investors because it is an integral part of the Company’s internal evaluation of operating performance. These operating performance results are used by the Company’s chief operating decision maker to make decisions about resource allocation and to assess performance.

Adjusted EBITDA is not intended to be, and should not be considered as, an alternative to net income as determined in conformity with accounting principles generally accepted in the United States of America. Adjusted EBITDA, as presented, may not be comparable to similarly titled measures reported by other companies since not all companies necessarily calculate adjusted EBITDA in an identical manner, and, therefore, it is not necessarily comparable between companies.

(D) During 2009, the Company repurchased and retired $20.3 million in principal of its Term Loan B Facility for $14.9 million. The Company also experienced favorable interest rates during the first three months of 2010 compared to 2009.  In addition, the Company had up to $9.0 million outstanding against its revolving credit facility during the first three months of 2010, compared to $13.2 million during the first three months of 2009.

(E) During the three months ended March 31, 2009, the Company sold certain other cost-method investments for cash and recorded a corresponding gain of $1.8 million.

(F) For the three ended March 31, 2010, the Company recognized an estimated tax expense of $(0.4) million in discontinued operations. For the three-month ended March 31, 2009, the Company recognized an estimated tax benefit of $0.2 million in discontinued operations.

(G) Use of the Term Free Cash Flow - Free cash flow is defined as net cash provided by (used in) operating activities, adjusted for additions to property and equipment, and capital lease payments. Discontinued operations are included until sold or shut down.

The Company believes that the use of free cash flow enables the Company’s chief operating decision maker to make decisions based on the Company’s cash resources. The Company believes that free cash flow provides useful information to investors as it is considered to be an indicator of the Company’s liquidity, including its ability to reduce debt, make strategic investments and pay dividends.

Free cash flow is not intended to represent cash flows from operating activities as determined in conformity with accounting principles generally accepted in the United States of America. Free cash flow, as presented, may not be comparable to similarly titled measures reported by other companies since not all companies necessarily define free cash flow in an identical manner, and, therefore, it is not necessarily comparable between companies.